Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Shell Company Report of Above Food Ingredients, Inc. on Form 20-F of our report dated March 11, 2024, which includes an explanatory paragraph as to Bite Acquisition Corp.’s ability to continue as a going concern, with respect to our audits of the financial statements of Bite Acquisition Corp. as of December 31, 2023 and 2022, and for the years then ended, appearing in the Annual Report on Form 10-K of Bite Acquisition Corp. for the year ended December 31, 2023. We also consent to the reference to our firm under the heading “Statement by Experts” in this Form 20-F.

/s/ Marcum llp

Marcum llp

New York, NY

July 08, 2024